Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

April 20, 2011

ipath

u.s. federal income tax considerations

iPath® Exchange Traded Notes

for a more complete discussion of the primary tax treatment and alternative tax characterizations that are possible with respect to each iPath ETN.

What makes iPath ETNs an attractive investment

option?

Unlike mutual funds that may be required to make taxable

distributions to shareholders, the iPath ETNs currently available will not make taxable distributions. Therefore, holders of iPath

ETNs (other than the single currency ETNs) should, assuming

they are treated as described earlier, generally not be required to include amounts in income prior to sale, redemption or maturity.

This enables investors to control the timing of taxable events related to their investment in iPath ETNs. However, the IRS and

U.S. Treasury are actively considering the tax treatment of

instruments

such as iPath ETNs, which could change.

Is there an IRS or court ruling that governs the U.S. tax

treatment of iPath ETNs?

Yes, for iPath single currency ETNs only.

What is the ruling on the U.S. tax treatment of iPath single currency ETNs?

Revenue ruling 2008-1, issued on December 7, 2007, holds that certain financial instruments linked directly to the value of a foreign currency—regardless of whether the instrument is

privately offered, publicly offered or traded on an exchange—

should be treated like debt for federal tax purposes.

Revenue

Ruling 2008-1 extends to iPath single currency ETNs.

What is Barclays’ reaction to the ruling on the U.S. tax

treatment of iPath single currency ETNs?

The ruling provides investors clarity on the tax treatment

of certain financial instruments linked directly to the value of a foreign

currency—regardless of whether the instrument is

privately

offered, publicly offered or traded on an exchange.

How are iPath ETNs treated for U.S. federal

income tax purposes?

Barclays and investors agree to treat all iPath ETNs, except single currency ETNs, for all U.S. federal income tax purposes,

as prepaid executory contracts with respect to the relevant

index. If such iPath ETNs are so treated, investors should

recognize gain or loss upon the sale, redemption or maturity of their iPath ETNs as the amount equal to the difference

between

the amount they receive at such time and their tax basis in the securities. Investors generally agree to treat such gain or loss as capital gain or loss, except with respect to iPath currency ETNs,

for which investors agree to treat such gain or loss as ordinary,

as detailed in the chart below.

The following table summarizes certain U.S. federal tax

consequences that holders of iPath ETNs and Barclays agree

to be subject to by purchasing an iPath ETN. These tax

consequences,

however, are not certain and alternative

treatments

are possible. Please see the applicable prospectus

iPath Exchange Traded Notes (ETN s) provide investors with cost-effective exposure to asset classes that have not always been easy to access. Here are answers to questions financial professionals and individuals commonly ask about the tax treatment of the iPath ETNs currently available.

TYPE

TREATMENT

AT MATURITY

RECOGNITION OF

CURRENT INCOME

Alternatives Capital Gains No

Buy-Write Capital Gains No

Commodities Capital Gains No

Equity Capital Gains No

Fixed Income Capital Gains No

Leveraged Capital Gains No

Currency

Carry Trade Ordinary Income No

Single Currency Ordinary Income Yes

This information should not be considered tax advice. Investors are urged to consult their tax advisor with regard to their specific situation.

What is the current tax status of equity, fixed income,

leveraged, commodity and certain alternatives ETNs?

The revenue ruling does not apply to iPath ETNs other than iPath single currency ETNs. On December 7, 2007, the IRS also issued notice 2008-2 asking for comments on the appropriate tax

treatment of instruments such as the equity and commodity

ETNs. The IRS has not issued additional guidance on this issue.

What is Barclays’ position about the tax status of

equity, fixed income, leveraged, commodity and certain

alternatives ETNs?

Barclays is aligned with the Securities Industry and Financial

Markets Association (SIFMA). We believe that the tax treatment of an investment product should be driven by the product’s

attributes.

Mutual funds and ETNs are taxed differently because

they are fundamentally different products. Investors who buy shares in a mutual fund own the underlying securities and receive dividend income from those securities annually, which is taxable.

ETN investors

do not own underlying securities and receive no

dividends

while holding the ETN.

What is the tax treatment of iPath ETNs in the event of an

issuer redemption (applicable to certain iPath ETNs)?

Investors should generally recognize capital gain or loss upon the sale, early redemption or maturity of their ETNs in an amount equal to the difference between the amount they receive at such time and their tax basis in the ETNs.

What does it mean for iPath single

currency ETN investors?

This means that any interest accrued (net of fees) during the life of the note is taxable to investors, even though the interest is reinvested and not paid out until the holder sells the ETN or the note matures. It also means that a gain or loss from the sale or redemption of the notes will be ordinary and investors will not be able to elect capital gains treatment.

Do iPath single currency ETN investors need to submit

a form to the IRS requesting a certain tax treatment?

No, it is not necessary to elect any specific treatment since the

IRS has ruled how financial instruments linked directly to the value of a foreign currency should be treated from a tax perspective.

Most custodians will provide Form 1099 OID for annual tax

reporting purposes.

What are the benefits of investing in iPath single

currency ETNs?

Institutional and individual investors increasingly recognize that currency

exposure may constitute a separate asset class

to provide portfolio diversification and add potential portfolio returns. The iPath single currency ETNs provide simple,

transparent and cost-effective access to three significant

exchange rates. In addition, because they make no distributions,

holders benefit from daily compounding.

An investment in iPath ETNs involves risks, including possible loss of principal. If specified in the relevant prospectus, Barclays

Bank PLC as issuer may redeem a series of Securities (in whole but not in part) at its sole discretion on any trading day on or after the inception date until and including maturity. See the relevant prospectus for more information regarding the risks associated with Barclays Bank PLC’s right to redeem the

Securities. For a description of the main risks see “Risk Factors”

in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this

communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting

www.iPathETN.com or EDGAR on the SEC website at www.sec.gov.

Alternatively, Barclays Bank PLC will arrange for Barclays Capital

Inc. to send you the prospectus if you request it by calling toll-free

1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the

iPath ETNs.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank

PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the

Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your

Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath

ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of

Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

Barclays Capital Inc. and its affiliates and BlackRock Fund Distribution

Company and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments)

(i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks,

servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 598-63TP-4/11

Not FDIC Insured • No Bank Guarantee • May Lose Value

iPath federal income tax considerations

iP-0349-0411

Find Your iPath 1–877–764–7284 www.iPathETN.com

Ipath barclays